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Contact:

Jonathan Kalman
Chairman of the Board and Chief Executive Officer
Jaguar Acquisition Corporation
610-585-0285

FOR IMMEDIATE RELEASE

JAGUAR ACQUISITION CORPORATION'S
OVER-ALLOTMENT OPTION EXERCISED

Conshohocken, Pennsylvania, April 18, 2006 – Jaguar Acquisition Corporation (OTC Bulletin Board: JGACU) announced today the completion of the over-allotment option for its initial public offering to the extent of 600,000 units. Each unit sold by the Company consisted of one share of common stock and two warrants. The 4,600,000 units sold in the offering, including the 600,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $27,600,000 to the Company.

Simultaneously with the consummation of the initial public offering, the Company had consummated the private sale of 116,667 units to certain of its initial stockholders and affiliates. Each unit sold privately was sold at $6.00 per unit, generating total proceeds of $700,002.

Of the $28,300,002 raised in the initial public offering, including the over-allotment option, and the private sale, $25,098,002 (or approximately $5.46 per share sold in the public offering) was placed in trust.

EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.

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